Exhibit 99.1

ANALYST CONTACT:	MEDIA CONTACT:
James Polehna	Renee Walker
(248) 244-4586	(248) 244-5362
james_polehna@kellyservices.com	renee_walker@kellyservices.com

KELLY SERVICES REPORTS 117% NET EARNINGS

GROWTH FOR THE FIRST QUARTER OF 2006

TROY, MI (April 25, 2006)—Kelly Services, Inc., a global provider of staffing services, today announced record revenue and 117% net earnings growth for the first quarter ended April 2, 2006.

Carl T. Camden, President and Chief Executive Officer, announced revenue for the first quarter of 2006 totaled $1.360 billion, an 8.9% increase compared to the $1.249 billion for the corresponding quarter in 2005.

Net earnings for the first quarter of 2006 totaled $8.6 million, a 117% increase compared to $3.9 million reported for the first quarter of 2005.

Diluted earnings per share in the first quarter of 2006 were $0.24, an increase of 118% as compared to first quarter 2005 earnings of $0.11 per share.

Commenting on the results, Camden said, “I’m very pleased to report that Kelly has gotten off to a great start in 2006. We continue to transform solid sales increases into market share gains, improve operating efficiency, and produce strong earnings growth.

“We are particularly encouraged by the results of our expense control efforts. We now have improved our expense efficiency in 15 out of the last 16 quarters. We reduced expenses to 15.1% of sales in the first quarter, which is the lowest first quarter expense rate Kelly has achieved in over 20 years.

“We expect second quarter 2006 earnings to be in the range of $0.34 to $0.39, as compared to $0.26 per share in the second quarter of 2005. Based on the strength of the first quarter, we are raising the lower end of our annual guidance by $0.05 per share. For the full year, we are currently forecasting earnings between $1.50 and $1.60 per share.

“Revenue in our U.S. Commercial segment, which accounted for 46% of total sales, increased 9.4% year over year in the first quarter. Operating earnings totaled $29.5 million, an increase of 16.3% compared to last year.

“Revenue in our Professional, Technical, and Staffing Alternatives (PTSA) segment, which accounted for 22% of total sales, increased 9.6% year over year in the first quarter. Kelly Scientific Resources, Kelly Engineering Resources and Kelly IT Resources were the leading professional and technical performers. Kelly HRfirst, Kelly Vendor Management and Kelly Management Services continue to be the leading staffing alternatives units. Kelly Home Care, the Automotive Services Group, and Kelly Staff Leasing reported revenue decreases during the quarter. Operating earnings totaled $19.3 million and increased 32.4% on a year over year basis.

“Revenue in our International segment, which accounted for about 32% of total sales, increased 7.6% year over year during the first quarter. Operating earnings totaled $3.3 million, compared to earnings of $48 thousand last year.

“On a constant currency basis, International segment revenue increased 12.6% year over year in the first quarter. On a constant currency basis, total company revenue increased 10.5% year over year in the first quarter.”

Mr. Camden concluded, “We believe 2006 should be another good year for Kelly. We expect to set sales records, improve operating efficiency, and rapidly grow earnings.”

In conjunction with its first quarter earnings release, Kelly Services, Inc. will host a conference call at 9:00 a.m. (ET) on April 25, 2006 to review the results and answer questions. The call may be accessed in one of the following ways:

Via the Telephone:
U.S.	1-800-553-5275
International	1-612-332-0725

The conference call leader is Carl Camden

The passcode is Kelly Services

Via the Internet:

You may access the call via the internet through the Kelly Services website:

www.kellyservices.com

This release contains statements that are forward looking in nature and accordingly, are subject to risks and uncertainties. These factors include: competition, changing market and economic conditions, currency fluctuations, changes in laws and regulations, including tax laws, and other factors discussed in this release and in the company’s filings with the Securities and Exchange Commission. Actual results may differ materially from any projections contained herein.

Kelly Services, Inc. (NASDAQ: KELYA, KELYB) is a Fortune 500 company headquartered in Troy, Mich., offering staffing solutions that include temporary staffing services, staff leasing, outsourcing, vendor on-site and full-time placement. Kelly operates in 30 countries and territories. Kelly provides employment to more than 700,000 employees annually, with skills including office services, accounting, engineering, information technology, law, science, marketing, light industrial, education, health care, and home care. Revenue in 2005 was $5.3 billion. Visit www.kellyservices.com.

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF EARNINGS

FOR THE 13 WEEKS ENDED APRIL 2, 2006 AND APRIL 3, 2005

(UNAUDITED)

(In thousands of dollars except per share data)

	2006	2005	Change	% Change
Revenue from services	$1,360,089	$1,249,335	$110,754	8.9%
Cost of services	1,140,727	1,045,251	95,476	9.1

Gross profit	219,362	204,084	15,278	7.5
Selling, general and administrative expenses	205,925	197,989	7,936	4.0

Earnings from operations	13,437	6,095	7,342	120.5
Interest income (expense), net	40	(35)	75	214.3

Earnings before taxes	13,477	6,060	7,417	122.4
Income taxes	4,919	2,122	2,797	131.8

Net earnings	$8,558	$3,938	$4,620	117.3%

Basic earnings per share	$0.24	$0.11	$0.13	118.2%

Diluted earnings per share	$0.24	$0.11	$0.13	118.2%

STATISTICS:
Gross profit rate	16.1%	16.3%	(0.2)%
Expenses as a % of revenue	15.1	15.8	(0.7)
% Return - Earnings from operations	1.0	0.5	0.5
Earnings before taxes	1.0	0.5	0.5
Net earnings	0.6	0.3	0.3
Effective income tax rate	36.5	35.0	1.5
Average number of shares outstanding (thousands):
Basic	35,872	35,535
Diluted	36,076	35,934

KELLY SERVICES, INC.

RESULTS OF OPERATIONS BY SEGMENT

(UNAUDITED)

(In thousands of dollars)

	First Quarter
	2006	2005	Change	% Change
Revenue from Services:
U.S. Commercial Staffing	$618,843	$565,514	$53,329	9.4%
PTSA	298,513	272,422	26,091	9.6
International	442,733	411,399	31,334	7.6

Consolidated Total	$1,360,089	$1,249,335	$110,754	8.9%

Earnings from Operations:
U.S. Commercial Staffing	$29,535	$25,401	$4,134	16.3%
PTSA	19,271	14,555	4,716	32.4
International	3,321	48	3,273	NM
Corporate Expense	(38,690)	(33,909)	(4,781)	(14.1)

Consolidated Total	$13,437	$6,095	$7,342	120.5%

NM Percentage not meaningful.

Note:	Earnings from Operations for 2005 were reclassified to reflect the chargeback of payroll, billing and accounts receivable costs previously included in Corporate Expense to the U.S. Commercial, PTSA and International segments. This change did not affect Consolidated Total Earnings from Operations.

KELLY SERVICES, INC.

RECONCILIATION OF CONSTANT CURRENCY

REVENUE FROM SERVICES TO REPORTED REVENUE FROM SERVICES

(UNAUDITED)

(In thousands of dollars)

	First Quarter
	2006	2005	Change	% Change
U.S. Commercial Staffing	$618,843	$565,514	$53,329	9.4%
PTSA	298,513	272,422	26,091	9.6
International - constant currency*	463,261	411,399	51,862	12.6

Revenue from services - constant currency	1,380,617	1,249,335	131,282	10.5%
Foreign currency impact	(20,528)		(20,528)

Revenue from services	$1,360,089	$1,249,335	$110,754	8.9%

*	Information on constant currencies is provided to allow investors to separate the impact of foreign currency translations on reported results. Constant currency results are calculated by translating the current year results at prior year average exchange rates.

KELLY SERVICES, INC. AND SUBSIDIARIES

BALANCE SHEETS

(In thousands of dollars)

	April 2, 2006	January 1, 2006	April 3, 2005
	(UNAUDITED)		(UNAUDITED)
Current Assets
Cash and equivalents	$60,395	$63,699	$65,849
Short-term investments	252	154	512
Trade accounts receivable, less allowances of $17,114, $16,648 and $16,296, respectively	819,995	803,812	740,980
Prepaid expenses and other current assets	43,540	47,434	45,129
Deferred taxes	33,586	33,805	37,146

Total current assets	957,768	948,904	889,616
Property and Equipment, Net	161,569	165,757	176,105
Noncurrent Deferred Taxes	22,442	22,088	18,489
Goodwill, Net	89,324	88,217	92,031
Other Assets	106,173	87,891	82,706

Total Assets	$1,337,276	$1,312,857	$1,258,947

Current Liabilities
Short-term borrowings	$51,298	$56,644	$47,061
Accounts payable	114,236	110,411	109,387
Accrued payroll and related taxes	270,985	263,112	239,981
Accrued insurance	32,798	34,097	32,734
Income and other taxes	52,279	56,651	62,419

Total current liabilities	521,596	520,915	491,582
Noncurrent Liabilities
Accrued insurance	52,465	54,517	57,828
Accrued retirement benefits	61,522	57,443	52,156
Other long-term liabilities	13,273	7,939	7,372

Total noncurrent liabilities	127,260	119,899	117,356
Stockholders’ Equity
Common stock	40,116	40,116	40,116
Treasury stock	(88,999)	(90,919)	(96,328)
Paid-in capital	27,651	27,015	24,546
Earnings invested in the business	692,961	688,033	663,423
Accumulated other comprehensive income	16,691	7,798	18,252

Total stockholders’ equity	688,420	672,043	650,009

Total Liabilities and Stockholders’ Equity	$1,337,276	$1,312,857	$1,258,947

STATISTICS:
Working Capital	$436,172	$427,989	$398,034
Current Ratio	1.8	1.8	1.8
Debt-to-capital %	6.9%	7.8%	6.8%
Global Days Sales Outstanding
Year-to-date	55	55	54

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF CASH FLOWS

FOR THE 13 WEEKS ENDED APRIL 2, 2006 AND APRIL 3, 2005

(UNAUDITED)

(In thousands of dollars)

	2006	2005
Cash flows from operating activities
Net earnings	$8,558	$3,938
Noncash adjustments:
Depreciation and amortization	10,329	10,382
Stock-based compensation	1,297	574
Increase in trade accounts receivable, net	(13,344)	(21,698)
Changes in other operating assets and liabilities	4,155	11,348

Net cash from operating activities	10,995	4,544

Cash flows from investing activities
Capital expenditures	(5,950)	(5,945)
(Increase) decrease in short-term investments	(97)	834
Increase in other assets	(295)	(2,867)
Investment in unconsolidated affiliate	—	(18,450)

Net cash from investing activities	(6,342)	(26,428)

Cash flows from financing activities
Decrease in short-term borrowings	(5,891)	(3,776)
Dividend payments	(3,630)	(3,554)
Stock options and other	1,330	1,128
Other financing activities	393	(1,905)
Financing to fund long-term investment in unconsolidated affiliate	—	18,450

Net cash from financing activities	(7,798)	10,343

Effect of exchange rates on cash and equivalents	(159)	(1,958)

Net change in cash and equivalents	(3,304)	(13,499)

Cash and equivalents at beginning of period	63,699	79,348

Cash and equivalents at end of period	$60,395	$65,849